UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2005
Bay View Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14879	94-3078031
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	file number)	identification no.)

1840 Gateway Drive, San Mateo, California	94404
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (650) 312-7300
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 7, 2005, Bay View Capital Corporation (“BVCC”), a Delaware corporation, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with AmeriCredit Financial Services, Inc. (“AFS”), a Delaware corporation and a wholly owned subsidiary of AmeriCredit Corp. (“AmeriCredit”), and Bay View Acceptance Corporation (“BVAC”), a Nevada corporation and a wholly owned subsidiary of BVCC.
     The Purchase Agreement provides for the purchase by AFS of all of the outstanding capital stock of BVAC for a price approximating the book value of BVAC as of the date of closing. As of June 30, 2005, an all-cash price equal to the book value of BVAC was approximately $62.5 million. Pursuant to the Purchase Agreement, the consummation of the transaction is subject to customary closing conditions applicable to the parties, including, but not limited to, receipt of customary regulatory approvals and the approval of BVCC’s stockholders. The Purchase Agreement also includes representations, warranties and covenants of both BVCC and BVAC. Pursuant to the Purchase Agreement, BVCC and BVAC have each agreed not to enter into discussions or negotiations for, or agree to enter into, alternative acquisition transactions, except under the certain circumstances provided in the Purchase Agreement and except for any transaction that specifically excludes BVAC and specifically allows for the consummation of the transactions contemplated by the Purchase Agreement, which includes the previously announced proposed merger (the “Merger”) pursuant to the Agreement and Plan of Merger dated October 26, 2005 (the “Merger Agreement”) between BVCC and Great Lakes Bancorp, Inc. (“GLB”).
     If the Purchase Agreement is terminated under certain circumstances set forth more fully in the Purchase Agreement, either BVCC or AFS may be required to pay the other a termination fee of $2.5 million, plus reimburse expenses in an amount not to exceed $250,000. AmeriCredit has agreed to guarantee the performance of the obligations of AFS under the Purchase Agreement.
     A copy of the Purchase Agreement is attached hereto as Exhibit 10.1, and the summary contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is incorporated herein by reference. There can be no assurance that the transactions contemplated by the Purchase Agreement will be consummated.
     BVCC intends to file a registration statement on Form S-4 with the Securities and Exchange Commission that will include a joint proxy statement/prospectus of BVCC and GLB and other relevant documents in connection with the proposed transactions under the Merger Agreement that will also constitute a proxy statement of BVCC with respect to the proposed transactions under the Purchase Agreement. Investors and security holders of BVCC and GLB are advised to read the joint proxy statement/prospectus when it becomes available, and other documents filed by BVCC and GLB, because they will contain important information about BVCC, GLB and the proposed transactions under the Purchase Agreement and the Merger Agreement. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, when available, and other documents filed by GLB and BVCC at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and other documents filed by BVCC may also be obtained, when available, from BVCC by directing such request to John K. Okubo, Executive Vice President and Chief Financial Officer; telephone (650) 294-7778. The joint proxy statement/prospectus and other documents filed by GLB may also be obtained, when available, from GLB by directing such request to Kim S. Destro, Executive Vice President and Chief Financial Officer; telephone (716) 961-1900. BVCC, GLB and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of BVCC and GLB with respect to the proposed transactions under the Merger Agreement, and BVCC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of BVCC with respect to the proposed transactions under the Purchase Agreement. A description of any interests that BVCC’s or GLB’s directors and executive officers have in the proposed transactions under the Purchase Agreement or the Merger Agreement will be included in the joint proxy statement/prospectus.
Item 9.01. Exhibits.
     The following exhibit is filed herewith:

Exhibit 10.1	Stock Purchase Agreement dated as of November 7, 2005 among
AmeriCredit Financial Services, Inc., Bay View Capital
Corporation and Bay View Acceptance Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY VIEW CAPITAL CORPORATION
	By:	/s/ Charles G. Cooper
Charles G. Cooper, President and
Date: November 9, 2005		Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 10.1	Stock Purchase Agreement dated as of November 7, 2005 among
AmeriCredit Financial Services, Inc., Bay View Capital
Corporation and Bay View Acceptance Corporation.